Exhibit 10.52

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is dated as of April 10, 2026 (the “Effective Date”) by and between David Rawlinson (“Executive”) and QVC Group, Inc. (formerly known as Qurate Retail, Inc.), a Delaware corporation (collectively with its subsidiaries and affiliates, “QVC Group”).
RECITALS
1.QVC Group has determined that it is in the best interests of QVC Group and its stockholders to continue to employ Executive as its President and Chief Executive Officer.
2.QVC Group wishes to assure itself of the services of Executive for the period hereinafter provided, and Executive is willing to be employed by QVC Group for said period, upon the terms and conditions provided in this Agreement.
3.QVC Group and Executive previously entered into that certain Employment Agreement, dated as of February 27, 2025, by and between QVC Group and Executive (the “Prior Agreement”).
4.QVC Group and Executive jointly desire to enter into this Agreement, which shall amend, restate, replace and supersede the Prior Agreement in its entirety as of the Effective Date.
In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.Duties and Responsibilities.
A.Titles, Duties and Reporting. Executive will continue to be employed as President and Chief Executive Officer of QVC Group, reporting to the board of directors of QVC Group, Inc. (the “Board”). Executive will have the authority and perform the duties and services of those positions, as well as perform any other duties and services consistent with those positions as the Board may reasonably request. All employees of the operating companies in the QVC Group will report to Executive or his designees, and no other employee of the operating companies in the QVC Group will have authority or responsibilities that are equal to or greater than those of Executive. The Executive shall continue to serve as a member of the Board (as described below), and if requested, as an officer or director of any subsidiary or affiliate of QVC Group, including as President and Chief Executive Officer of QVC, Inc. (“QVC”) for no additional compensation.
B.Time and Effort. Executive shall devote substantially all of Executive’s business time, attention and energy to the performance of Executive’s duties and to the promotion of the business and interests of QVC Group. Executive shall also adhere to the general employee policies of QVC. Nothing herein shall preclude Executive from, (i) serving on the boards of directors of for-profit public or private corporations with the prior approval of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations, not-for-profit corporations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities do not materially conflict or interfere with the effective discharge of his duties and responsibilities under this Section 1 or otherwise breach any other covenants and obligations in this Agreement. The continued conduct by Executive of the activities listed on Exhibit A is approved.
C.Board Position. During the Term, the Board will nominate and recommend to the stockholders of QVC Group that Executive be elected to the Board whenever Executive is scheduled to stand for election or stands for reelection to the Board at any of QVC Group’s annual stockholder meetings during the Term. Upon termination of the Executive’s employment by QVC Group for any reason or voluntarily by Executive for any reason, Executive shall be deemed to have resigned, effective on the termination date from all positions that Executive holds as an officer of QVC Group or any of its affiliated companies or as a member of the Board (or any committee thereof) and the boards of directors (or any committees thereof) of any of its affiliated companies, in each case, unless otherwise requested by QVC Group.
2. Term. The initial term of this Agreement shall commence on the Effective Date and end on December 31, 2027 (the “Initial Term”), unless this Agreement is sooner terminated in accordance with Section 7; provided that the Initial Term shall automatically renew for additional one (1)-year periods (the “Extension Term” and, together with the Initial Term, if any, the “Term”), unless either party hereto gives notice to the other party of the desire not to renew the Initial Term or any Extension Term not more than seventy-five (75) days prior to or later than sixty (60) days prior to the expiration of the Initial Term or any Extension Term Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee and Executive or QVC Group may terminate Executive’s employment for any reason or no reason at all.
3.Place of Performance. The principal place of Executive’s employment shall be the offices of QVC in West Chester, PA or at another location mutually agreed from time to time; provided, that, Executive will be required to travel for business purposes from time to time.
4.Compensation.
A.Base Compensation. During the Term, QVC Group will pay Executive an annualized salary at the rate of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (as increased from time to time, the “Base Compensation”), which Base Compensation shall be paid in accordance with QVC’s customary payroll practices. The Board may review and increase Executive’s Base Compensation any time for any reason, but Executive’s Base Compensation may not be decreased at any time (including after any increase), and any increase in Executive’s Base Compensation will not reduce or limit any other obligation to Executive under this Agreement.
B.Bonus Compensation. Executive will be eligible to receive an annual cash bonus (the “Annual Bonus”) for each calendar year commencing after 2026. Executive’s target Annual Bonus each calendar year during the Term, beginning with the 2027 calendar year, will equal 200% of Executive’s Base Compensation for the year (the “Target Annual Bonus”) and the maximum Annual Bonus for each such year will equal 300% of Executive’s Base Compensation for the year, subject to satisfaction of the criteria established for such Annual Bonus as described below. The Annual Bonus (i) will be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion and (ii) will be based on such criteria as are approved in March of each year by the Compensation Committee and communicated to Executive, which shall, unless otherwise agreed, comprise QVC Group revenue, free cash flow and OIBDA for the year and strategic performance metrics, each of which shall (y) be weighted equally and (z) equal target performance at the level budgeted for the year. Except as otherwise provided in Section 7, in order to be eligible to receive the Annual Bonus, Executive must be employed by QVC Group on the last day of the applicable performance period. The Annual Bonus, if any, will be paid no later than March 15 after the end of the applicable calendar year.
C.Welfare, Retirement and Fringe Benefits. During the Term, Executive shall be entitled to participate in the welfare, retirement and fringe benefit programs then available to senior-level executives of QVC, including but not limited to medical, dental, hospitalization, disability and life insurance plans, retirement plans or programs, in each case, that may be provided by QVC from time to time. Executive’s participation in such plans will be on terms at least as favorable as provided to other senior-level executives of QVC; provided, that Executive will continue to not be eligible to participate in any plans or programs that were frozen or not open to new participants as of July 12, 2021.
D.Expense Reimbursement. QVC Group shall reimburse Executive for all reasonable and necessary out-of-pocket expenses that Executive actually incurs in the performance of Executive’s duties during the Term, in accordance with QVC’s policies in effect from time to time and on terms at least as favorable as provided to other senior-level executives of QVC. QVC Group will also reimburse Executive for up to $15,000 in reasonable tax preparation and financial and accounting advice fees incurred by Executive during the Term.
E.Withholding. All payments made or made available to Executive pursuant to this Agreement will be made net of any amounts that QVC Group is required to deduct or withhold pursuant to any foreign, federal, state or local laws, rules or regulations.
5.Restrictions.
A.Other Work. Except as otherwise provided in Section 1, Executive shall not perform any work for, or render services to, any person, firm or company other than QVC Group, unless done pursuant to his duties hereunder or approved in advance in writing by QVC Group.
B.Gifts/Samples. Executive shall comply with any applicable QVC policy governing gifts and/or samples. In the absence of such policy, Executive shall promptly report in writing to the Chief Compliance Officer of QVC all gifts, services or consideration Executive receives from a third party which is connected with QVC Group’s business in any way. The determination as to such gifts, services or considerations shall be made in accordance with QVC Group’s business conduct policies and the QVC Group Code of Conduct. In addition, all samples which Executive receives from QVC Group vendors or prospective vendors must be returned to the vendor or given to QVC Group after Executive has completed Executive’s evaluation of a product, unless such sample is consumed or otherwise depleted during the course of Executive’s evaluation. All samples Executive receives from QVC Group vendors or prospective vendors which are not (i) given to QVC Group or returned to the vendor or (ii) consumed or otherwise depleted in connection with Executive’s evaluation of the product within ninety (90) days after Executive’s receipt of the product must be promptly reported in writing to the Chief Compliance Officer of QVC. QVC Group may return to a vendor samples it receives from Executive or QVC Group may dispose of such samples as it determines in its discretion.
C.Confidential Information.
(i)Throughout Executive’s employment or service with QVC Group, Executive has acquired, received and/or developed, and will continue to acquire, receive, and/or develop, Confidential Information (as defined below) in the course of performing Executive’s job duties or services. Executive will not, during or after any such period, including Executive’s employment or service with QVC Group, without the prior express written consent of QVC Group, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform Executive’s duties and responsibilities to QVC Group and provided that nothing herein shall be interpreted as preventing Executive from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute Executive’s rights against QVC Group or to defend Executive against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to QVC Group. Executive will also proffer to QVC Group any time upon request, or upon termination, to be provided no later than the effective date of any termination of Executive’s employment or engagement with QVC Group for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer drives or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time (other than contracts between Executive and QVC Group, pay stubs, benefits information, Executive’s personal phone number and copies of contact information, historical calendar entries and documents or information that Executive requires in order to prepare Executive’s taxes). At the time of termination or otherwise upon request by QVC Group, Executive agrees to permanently delete Confidential Information from all of Executive’s personal electronic devices (subject to the qualifications in the prior parenthetical) and provide certification to QVC Group that Executive is in compliance with this sentence. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of QVC Group, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer drives or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any of Executive’s obligations under this Section 5.C). If Executive is in breach of any of the provisions of this Section 5.C or if any such breach is threatened by Executive, in addition to and without limiting or waiving any other rights or remedies available to QVC Group at law or in equity, QVC Group shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.C. Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law.
(ii)Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit the Executive’s ability to (A) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Executive reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over the Executive (or such other QVC employee who has the authority to investigate, discover, or terminate misconduct); or (B) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.
D.Non-Competition/Non-Solicitation.
(i)For purposes of this subparagraph, the following terms shall have the meanings set forth below:
(a)The term “General Merchandise” shall mean consumer products for retail sale to a mass market or general audience, including but not limited to, products from one or more of the following product categories: personal electronics, fashion apparel, fashion accessories, beauty, fine and costume jewelry, kitchen appliances and cookware items, children’s toys and play objects, home decorating items, and household and garden products; and
(b)The term “Live Video Retailing” shall mean the offering of General Merchandise by any person, firm or entity through live video presentation (including, for the avoidance of doubt, live videos made available as recordings for re-viewing), whether transmitted by television, internet, computer, mobile or tablet device or other audiovisual or electronic means.
(ii)In consideration of Executive’s employment by QVC Group, pursuant to the terms of this Agreement, Executive agrees that for so long as Executive is employed by QVC Group (whether pursuant to this Agreement or otherwise) and for a period of eighteen (18) months (or, in the case of Section 5.D(ii)(b), two years) after Executive’s last day of employment with QVC Group (whether pursuant to this Agreement or otherwise), Executive shall not, directly or indirectly:
(a)without the prior written consent of QVC Group, within the United States and elsewhere where QVC Group conducts its business, become employed by, or render services to, any person, firm or entity, whether as a principal, partner, officer, director, agent, employee, representative, consultant, independent contractor or otherwise, that engages in Live Video Retailing where, at any point during the 12-month period prior to Executive’s last day of employment and the 18-month period following the Executive’s last day of employment, such person, firm or entity (together with those of its subsidiaries and affiliates, in the aggregate) has or is expected to have a material portion of the gross revenue of such person, firm or entity, directly or indirectly derived from Live Video Retailing; and/or
(b)solicit, induce or attempt to induce any employee of QVC Group to leave the employ of QVC Group or assist any other person or entity in doing so; and/or
(c)solicit, induce or attempt to induce any person or entity to terminate or reduce its business relationship with (or refrain from increasing its business relationship or entering into a new business relationship with) QVC Group or otherwise interfere with the business relationship between QVC Group, on the one hand, and any person or entity, on the other hand.
E.Codes of Conduct. Executive agrees to abide by the Code of Conduct and business conduct policies of QVC Group.
F.Damages. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges and agrees that the services to be rendered by Executive to QVC Group are of a special and unique character, that the nature of Executive’s positions gives Executive access to and knowledge of the Confidential Information, and that the restrictive covenants in this Section 5 are reasonable and reasonably necessary to protect the legitimate business interests of

QVC Group. In the event of a breach or threatened breach by Executive of the provisions of this Section 5, Executive hereby consents and agrees that money damages would not reasonably or adequately compensate QVC Group and that, in addition to any other rights or remedies which QVC Group may possess, QVC Group shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach in any court of competent jurisdiction, without the necessity of showing actual damages.
6.Proceeds of Executive’s Services/Use of Executive’s Image.
A.Executive acknowledges and agrees that any and all proceeds of all services provided to QVC Group and any and all works created or produced by Executive for QVC Group (collectively referred to herein as the “Works”) are being prepared by and for, and at the instigation and under the direction of, QVC Group and that the Works are and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws, and that all copyrights in and to the Works belong to QVC Group as “work made for hire”. Without limiting the preceding sentence, and by this Agreement, Executive assigns, grants and delivers, exclusively unto QVC Group, its legal representatives, successors and assigns, all right, title and interest of every kind and nature whatsoever in and to the Works, and all copies, versions, derivatives, processes, systems, products and proceeds thereof, or resulting therefrom, including any copyrights in any country. Executive agrees to execute such further assignments, documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Section 6.A, including, without limitation, executing further assignments to QVC Group and its affiliated companies, as reasonably directed by QVC Group from time to time.
B.Executive also grants QVC Group the use of Executive’s performances and pictures for advertising, public displays, promotion and all other legal presentations including, without limitation, the above-mentioned uses. After the Term of this Agreement, QVC Group will not make use of Executive’s performances and pictures in a manner in which Executive is the subject of the advertising, public displays, promotion and other presentations except with respect to any of the foregoing that were created during the Term. Executive releases QVC Group, its successors and assigns, from all liability to the extent resulting from the use of Executive’s own performance or picture.
7.Termination. During the Term, Executive’s employment may be terminated by QVC Group for Cause (as defined in Section 7.B) without advance notice or by QVC Group without Cause by giving 30 days’ advance written notice to Executive of QVC Group’s intent to terminate Executive’s employment. Executive’s employment shall immediately terminate upon Executive’s death or Disability (as defined in Section 7.A). During the Term, Executive may voluntarily terminate Executive’s employment with QVC Group without Good Reason by giving 30 days’ advance written notice to QVC Group of Executive’s intent to so terminate; provided, however, that QVC Group may waive any portion of such notice period. During the Term, Executive may terminate Executive’s employment with QVC Group for Good Reason as described in Section 7.C(ii). On any termination of employment, the impact on any equity incentive awards held by Executive will be as specified in the applicable award agreement. Except as described in the foregoing sentence or as provided in this Section 7, on termination of Executive’s employment, Executive shall be entitled to only the compensation and benefits described in this Section 7 and shall have no further rights to any compensation or any other benefits from QVC Group, and QVC Group will have any further liability or obligation to Executive. Payment of the benefits described in this Section 7 will be subject to the timing requirements set forth in Section 18.
A.Termination for Death or Disability.
(i)Upon termination of Executive’s employment for Executive’s death or Disability (as defined in clause (ii) below) prior to the expiration of the Term, QVC Group shall pay Executive, or Executive’s designated beneficiary or estate, as the case may be, (a) Executive’s Base Compensation and any accrued vacation through the date of termination; (b) the amount of any reimbursable expenses incurred by Executive in accordance with Section 4.D prior to the date of termination but not yet reimbursed; (c) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC Group; and (d) any other amounts that QVC Group is required pursuant to applicable law to pay Executive (the amounts referenced in clauses (a), (b), (c) and (d) are referred to in this Agreement as the “Standard Entitlements”), and, subject to Section 7.G and Section 7.H, (e) Executive’s then current Base Compensation in accordance with QVC’s customary payroll practices for a period of one year after such payments commence under this Agreement (the “Base Compensation Continuing Payments”) and (f) any declared but unpaid Annual Bonus for the calendar year prior to the year in which the termination occurs, payable at the time that it would have been paid if no termination of employment had occurred (the “Prior Year Annual Bonus”).
(ii)For purposes of this Agreement, “Disability” means Executive’s inability to perform his duties because of physical or mental incapacity for a period of 180 consecutive days and, within 30 days after a notice of termination is given to Executive, Executive has not returned to work. Notwithstanding the foregoing, Executive will not be considered to have suffered a Disability unless he is also “disabled” as such term is defined under Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (such code, the “Code”).
B.Termination for Cause.
(i)Upon a termination of Executive’s employment for Cause (as defined in clause (ii) below) prior to the expiration of the Term, QVC Group shall pay Executive the Standard Entitlements.
(ii)“Cause” shall be (a) if Executive commits a material breach of this Agreement, including but not limited to a willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) Executive’s engagement in illegal conduct or misconduct, which, in each case, is materially injurious to QVC Group; (c) if Executive commits fraud or embezzlement or other serious misconduct against QVC Group, including, without limitation, a serious or material violation of the Code of Conduct and business conduct policies of QVC Group; (d) the conviction of, or plea or nolo contedere by, Executive of any felony under or within the meaning of United States federal law or state law; or (e) the conviction of Executive of a misdemeanor which conviction relates to Executive’s suitability for employment in Executive’s then current position but excluding any conviction for a minor traffic violation; provided, that, Cause will not be deemed to exist unless QVC Group gives Executive notice within 60 days following the knowledge of the Board of the occurrence of the event which the Board believes constitutes the basis for Cause, specifying the particular act or failure to act which QVC Group believes constitutes the basis for Cause and, with respect to clauses (a) and (c) of the definition of Cause, if such act or failure is capable of being cured, a reasonable opportunity of 30 days to cure such act or failure to act. For purposes of the definition of Cause no act or omission will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of QVC Group and an act or omission by Executive based on the written advice of counsel for QVC Group or on the written instruction of the Board will be deemed made in good faith and in the best interests of QVC Group.
C.Termination Outside of a Change in Control Period by Executive For Good Reason or by QVC Group Without Cause.

(i)Upon termination of Executive’s employment by QVC Group prior to the expiration of the Term without Cause (which includes QVC Group’s non-renewal of the Term) other than as a result of Executive’s death or Disability, or upon a resignation by Executive for Good Reason, in each case, that occurs outside of a Change in Control Period (collectively, a “Protected Termination”), QVC Group shall pay Executive (x) the Standard Entitlements, and (y), subject to Section 7.G and Section 7.H, the following payments and benefits (collectively, the “Severance Benefits”):
(a)an amount equal to one-and-a-half times (1.5x) the sum of Executive’s then-current (I) Base Compensation and (II) Target Annual Bonus, paid in equal installments in accordance with QVC’s customary payroll practices for a period of eighteen (18) months after such payments commence under this Agreement (the “Severance Payments”);
(b)if the Protected Termination occurs during calendar year 2027 or thereafter, an amount equal to the Target Annual Bonus for the applicable calendar year, prorated for the period of time Executive was employed in such calendar year (the “Pro-Rated Target Bonus”), paid in equal installments in accordance with QVC’s customary payroll practices for a period of eighteen (18) months after such payments commence under this Agreement;
(c)any Prior Year Annual Bonus; and
(d)subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued participation (pursuant to COBRA) in QVC Group’s group health plan (to the extent permitted under applicable law and the terms of such plan), which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months at QVC Group’s expense; provided, that Executive is eligible and remains eligible for COBRA coverage; provided, further, that QVC Group may modify the continuation coverage contemplated by this Section 7.C(i)(d) to the extent reasonably necessary to avoid the imposition of any excise taxes on QVC Group for failure to comply with the nondiscrimination requirements of Section 105(h) of the Code; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); provided, further, that in the event that Executive obtains other employment that offers group health benefits, such COBRA premium payments relating to continuation of coverage by QVC Group under this Section 7.C(i)(d) will immediately cease (collectively with the terms and conditions of this Section 7.C(i)(d), the “COBRA Benefit”).
(ii)For purposes of this Agreement, “Good Reason” shall be an action by QVC Group:
(a)that results in a material diminution or material adverse change in Executive’s title, authority, duties or responsibilities including but not limited to (I) failure to provide the authority contemplated in Section 1, (II) assignment to Executive of duties materially inconsistent with Executive’s duties as described in Section 1 or that materially impair his ability to carry out those duties and (III) failure to nominate and recommend Executive for reelection to the Board, in each case in accordance with Section 1;
(b)that requires Executive to end Executive’s hybrid working arrangement that is in effect as of the Effective Date, or to report to any corporate office or location that is more than fifty (50) miles from West Chester, Pennsylvania (and materially increases Executive’s one-way commute to West Chester, Pennsylvania) (provided that, such relocation shall not include: (A) Executive’s travel for business in the course of performing Executive’s duties for QVC Group or any of its subsidiaries or affiliates, (B) Executive working fully remotely or (C) QVC Group or any of its subsidiaries or affiliates requiring Executive to report to QVC Group’s West Chester, Pennsylvania headquarters for no more than six days per month (instead of working remotely));
(c)that results in a reduction in Executive’s (I) then current Base Compensation or (II) eligibility to receive an Annual Bonus with a target of 200% of Base Compensation and maximum of 300% (it being acknowledged that the Board has no obligation to actually award any Annual Bonus);
(d)that results in a material change in the reporting structure applicable to Executive as provided in Section 1;
(e)that results in a breach by QVC Group of any material provision of this Agreement;
(f)that results in the failure of QVC Group to obtain, within a reasonable period of time after Executive’s written request, the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of QVC Group; or.
(g)a material diminution in Executive’s target long-term incentive compensation opportunities.
(h)    Good Reason will not be deemed to exist unless Executive gives QVC Group notice within 60 days following Executive’s knowledge of the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and provides QVC Group with a reasonable opportunity of at least 30 days to cure such act or failure to act, and if not cured within such period, Executive terminates employment at the end of such 30-day period. Notwithstanding the foregoing, in the event that QVC Group reasonably believes that Executive may have engaged in conduct that could constitute a Cause violation hereunder, QVC Group may, in its reasonable discretion, suspend Executive from performing Executive’s duties hereunder for a period of up to 30 days, and such suspension shall not constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter QVC Group’s economic obligations under this Agreement during such period of suspension.
D.Termination Within a Change in Control Period by Executive For Good Reason or by QVC Group Without Cause.
(i)Upon termination of Executive’s employment by QVC Group prior to the expiration of the Term without Cause (which includes QVC Group’s non-renewal of the Term) other than as a result of Executive’s death or Disability, or upon a resignation by Executive for Good Reason, in each case, within the period that is three months prior to or 18 months following a Change in Control (as defined below) that occurs following the Effective Date (such period, “Change in Control Period” and such terminations, collectively, a “Protected CIC Termination”), QVC Group shall pay Executive (x) the Standard Entitlements, and (y) subject to Section 7.G and Section 7.H, the following payments and benefits (collectively, the “CIC Severance Benefits”):

(a)an amount equal to two-and-a-half times (2.5x) the sum of Executive’s then-current (I) Base Compensation plus (II) Target Annual Bonus for the year of termination, paid in lump sum on the sixtieth (60th) day following the date of the Protected CIC Termination;
(b)the Pro-Rated Target Bonus, paid in lump sum on the sixtieth (60th) day following the date of the Protected CIC Termination;
(c)any Prior Year Annual Bonus; and
(d)the COBRA Benefit.
(ii)For purposes of this Agreement, “Change in Control” means any of the following that, in the event that QVC files a voluntary petition under Chapter 11 of the United States Code in calendar year 2026 (“File”), occurs following emergence from any such process (whether pursuant to the closing of a sale of all or substantially all of the assets of QVC or pursuant to the effective date of any plan of reorganization approved in connection with such filing):
(a)any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, the “Exchange Act”) (other than QVC, any trustee or other fiduciary holding securities under any employee benefit plan of QVC, or any company owned, directly or indirectly, by the stockholders of QVC in substantially the same proportions as their ownership of QVC), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of QVC representing 50% or more of the combined voting power of QVC’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 7.D(ii)(b) below;
(b)any reorganization, consolidation or merger of QVC, or binding share exchange, pursuant to which shares of common stock of QVC would be changed or converted into or exchanged for cash, securities, or other property (each, a “Business Combination”), other than any such transaction in which the common stockholders of QVC immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of QVC (or similar transaction) in which no Person (other than those covered by the exceptions in Section 7.D(ii)(a)) acquires more than 50% of the combined voting power of QVC’s then outstanding securities shall not constitute a Change in Control;
(c)during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with QVC to effect a transaction described in Sections 7.D(ii)(a) or 7.D(ii)(b)) whose election by the Board or nomination for election by QVC’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(d)a complete liquidation or dissolution of QVC or the consummation of a sale or disposition by QVC of all or substantially all of QVC’s assets other than the sale or disposition of all or substantially all of the assets of QVC to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of QVC at the time of the sale.

(e)Notwithstanding the foregoing, if QVC does not File, a Change in Control will be deemed to occur upon the first occurrence of any of the foregoing.
E.Voluntary Termination. Upon a voluntary termination by Executive of his employment prior to expiration of the Term (other than a termination for Good Reason), QVC Group shall pay Executive (i) the Standard Entitlements and (ii) subject to Section 7.G and Section 7.H, any Prior Year Annual Bonus.
F.Waiver of Payments. Executive acknowledges and agrees that the amounts, if any, which may be payable under this Section 7 are in lieu of and not in addition to any severance payments which may be generally available to employees of QVC Group and Executive hereby waives any right Executive may have in or to any severance payments not contained in this Section 7. For the avoidance of doubt, during the Term, Executive will not be eligible to participate in, or eligible to receive any payment or benefit under, the QVC Group U.S. Executive Severance Pay Plan, effective as of April 10, 2026, as may be amended from time to time.
G.General Release. If Executive’s employment hereunder is terminated pursuant to Section 7.A, Section 7.C, Section 7.D, or Section 7.E, the payment by QVC Group to Executive of any Base Compensation Continuing Payments, Severance Benefits, CIC Severance Benefits, or Prior Year Annual Bonus, as applicable under the applicable Section, shall be subject to the execution and delivery to QVC Group by Executive (or by Executive’s legal representative, if applicable), within the applicable time period described below, of a severance agreement and general release (the “Release”) substantially in the form attached hereto as Exhibit B, with such updates as are necessary or appropriate given legal developments and requirements (as updated from time to time, the “Release”). Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) from Executive’s (or Executive’s legal representative, if applicable) receipt of the form of Release (the “Consideration Period”) in which to execute and return the original, signed Release to QVC Group. If Executive delivers the original, signed Release to QVC Group prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided for such revocation under applicable law, Executive shall, subject to Section 7.H, be entitled to any Base Compensation Continuing Payments, Severance Benefits, CIC Severance Benefits, and Prior Year Annual Bonus specified in Section 7.A, Section 7.C, Section 7.D, or Section 7.E, as applicable, payable in accordance with the timing requirements set forth in Section 18. In such event, an amount equal to one-twelfth of the aggregate Base Compensation Continuing Payments or Severance Payments, as applicable, shall constitute consideration for Executive’s delivery of the Release pursuant to this Section 7.G (the “Release Consideration”).
H.Continued Compliance. Executive and QVC Group hereby acknowledge that any Base Compensation Continuing Payments, Severance Benefits, CIC Severance Benefits, or Prior Year Annual Bonus to be made by QVC Group pursuant to Section 7.A, Section 7.C, Section 7.D, or Section 7.E, as applicable, other than the Release Consideration, are part of the consideration for Executive’s undertakings under Section 5.D. Payment of such amounts by QVC Group is subject to Executive’s continued compliance with the provisions of Section 5.C and Section 5.D. If Executive fails to cure within 30 days of written notice from QVC Group any material provision of Section 5.C or Section 5.D, then QVC Group will have no obligation to pay Executive any Base Compensation Continuing Payments, Severance Benefits, CIC Severance Benefits, or Prior Year Annual Bonus pursuant to Section 7.A, Section 7.C, Section 7.D, or Section 7.E, as applicable, to the extent any or all of the same remain payable by QVC Group on or after the expiration of such cure period, except to the extent of any unpaid Release Consideration. In addition, to the extent any such payment was previously made to Executive prior to Executive’s receipt of such written notice and Executive fails to cure such alleged violation in accordance with the foregoing sentence, Executive will be required to return a pro rata portion of such payment to QVC Group based on the percentage of the time period applicable to the Section 5.D. restriction that was breached that elapsed prior to Executive breaching such restriction (e.g., if the restriction that was breached was to continue for one year following Executive’s termination and six months of such restrictive time period remained at the time Executive breached such restriction, Executive would return 50% of the applicable payment to QVC Group).
I.Cooperation. QVC Group and Executive agree that certain matters in which the Executive will be involved may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the QVC Group, Executive shall cooperate with QVC Group in connection with matters arising out of Executive’s service to QVC Group; provided that, QVC Group shall make reasonable efforts to minimize disruption of Executive’s other activities and Executive shall have no obligation to act against his own interests. QVC Group shall reimburse Executive for reasonable expenses (including reasonable expenses of counsel) incurred in connection with such cooperation.
8.Severability and Survival.
A.Should any portion of this Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of this Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability. Section 5.D shall be construed and enforced to the maximum extent permitted by law.
B.The provisions of Sections 5.C, 5.D, 5.F, 6, 7, 13, 16 and 18 shall survive the expiration or termination of this Agreement.
9.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and if delivered by hand or sent by overnight courier service or by registered, overnight or certified mail, if to Executive, to Executive’s last known address listed in the records of QVC Group, and if to QVC Group, to the Chief Legal Officer at QVC Group’s principal office. Notices shall be effective upon receipt.
10.Assignment. This Agreement is personal in its nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, corporate restructuring, spin-off, split-off or transfer or sale of all or substantially all of the assets of QVC Group to any other individual(s) or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of QVC Group hereunder, and promptly after a request by Executive, such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive, without QVC Group’s prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however, that to the extent Executive is permitted to do so under any applicable plan, policy, program, agreement, or other arrangement with QVC Group or any of its affiliates, Executive shall be entitled to select and change a beneficiary or beneficiaries designated by Executive to receive any compensation, entitlement or benefit payable thereunder following Executive’s death by his giving QVC Group written notice thereof.

11.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
12.Headings/Section References. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof. Unless otherwise specified, all Section references in this Agreement are to the applicable Section of this Agreement.
13.Applicable Law. This Agreement shall be interpreted and construed under the internal laws of the Commonwealth of Pennsylvania exclusive of choice of laws principles and Executive and QVC Group hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County and the United States Federal Courts for the Eastern District of Pennsylvania in all matters arising hereunder. By execution and delivery of this Agreement, each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or lack of personal jurisdiction, which it may now or hereafter have to the bringing of any action or proceeding in such courts in respect of this Agreement or the matters contemplated hereby.
14.Arbitration. Except as provided in Section 5, any dispute, controversy, or claim arising out of or related to this Agreement, the Executive’s employment with, or termination of employment from, QVC Group, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, as modified by this Section 14. The arbitrator shall adopt as his or her final decision the position of one party or the other, based on that party’s final written submission and shall not have the authority to modify either party’s position or render any substantive decision other than to so select the position of either party as set forth in its respective written submission. Each party shall bear its own costs in any arbitration unless the arbitrator otherwise determines. Any arbitral award determination shall be final and binding upon the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
15.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior written agreements and prior or contemporaneous oral agreements with respect to the subject matter hereof, including the Prior Agreement. This Agreement shall not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event of any inconsistency between the terms of this Agreement and the terms of any other QVC Group plan, policy, arrangement or agreement with Executive, the provisions of this Agreement will govern.
16.Indemnification of Executive.
A.During the Term and thereafter, QVC Group agrees to indemnify and hold Executive and his heirs and representatives harmless, to the fullest extent permitted under QVC Group’s Certificate of Incorporation and bylaws or, if greater, under applicable law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of QVC Group, or his service in any such capacity or similar capacity with an affiliate of QVC Group or other entity at the request of QVC Group, both prior to and after the first day of the Term, and to advance to Executive or his heirs or representatives such expenses upon written request. In the event QVC Group advances any expenses to Executive pursuant to this Section 16 and it is finally determined by a court of competent jurisdiction that Executive is not entitled to indemnification by QVC Group, Executive shall promptly refund all amounts advanced to Executive by QVC Group.
B.To the extent QVC Group maintains a policy of directors’ and officers’ liability insurance during the Term, then QVC Group shall provide Executive with coverage under such policy on a basis no less favorable than that applying to any other then current or former director or officer.
17.QVC Group’s Representations. QVC Group represents and warrants that (i) the execution, delivery and performance of this Agreement by QVC Group has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of QVC Group is duly authorized to do so, and (iii) upon execution and delivery of this Agreement by the parties hereto, it will be a valid and binding obligation of QVC Group enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
18.Compliance with 409A.
A.The provisions of this Agreement are intended to meet the requirements of Section 409A of the Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Section 409A”), and will be interpreted in a manner that is consistent with such intent. The parties intend that, to the maximum extent possible, any amounts paid as Base Compensation Continuing Payments, Severance Benefits, CIC Severance Benefits, or Prior Year Annual Bonus or otherwise shall qualify as a short-term deferral pursuant to Section 409A or as separation pay exempt from Section 409A. To the extent that any payment provided under this Agreement is not exempt from Section 409A then, to the extent required by Section 409A, the following will apply: Any payment that is triggered upon Executive’s termination of employment will be conditioned upon the triggering termination constituting a Separation from Service (as defined below).
B.With respect to any amount that becomes payable to Executive upon his Separation from Service for any reason, if QVC Group determines in good faith that Executive is a “specified employee” within the meaning of Section 409A then, to the extent required under Section 409A, payment of any amount that becomes payable to Executive upon his Separation from Service (other than by reason of his death) and that otherwise would be payable during the six-month period following such Separation from Service will be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). Any payment suspended under this provision, unadjusted for interest on such suspended payment, will be paid to Executive in a single payment on the first business day following the end of such six-month period or, if earlier, within 30 days following Executive’s death, provided that such death during such six-month period will not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of such death.
C.A “Separation from Service” means Executive’s separation from service, as defined in Section 409A, with QVC Group and all other entities with which QVC Group would be considered a single employer under Section 414(b) or (c) of the Code, applying the 80% threshold used in such Code sections or any Treasury regulations promulgated thereunder.
D.Any payment that is contingent upon the execution and nonrevocation of the Release required under Section 7.G, which is not suspended by the application of the provisions applicable to specified employees, as described above, will be paid or commence to be paid on the first regularly scheduled payroll date of QVC Group occurring after the 60th day following Executive’s Separation from Service, notwithstanding any earlier expiration of the Consideration Period.

E.Unless otherwise permitted under Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive (i) will be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
F.For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
G.Notwithstanding the foregoing, QVC Group makes no representations that the payments or benefits pursuant to this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying. If any such payment or benefit fails to meet the requirements of Section 409A, neither QVC Group nor any of its affiliated companies shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against QVC Group or any affiliated company for payment of any such tax, penalty or interest imposed by Section 409A.
19.Counterparts. This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement the day and year first above written.
QVC Group, Inc.
/s/Eve DelSoldo
Name:     Eve DelSoldo
Title:     General Counsel
EXECUTIVE:
/s/David Rawlinson II
David Rawlinson
[Signature Page to Amended and Restated Employment Agreement]